UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2007

THE BLACKSTONE GROUP L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-33551	20-8875684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue New York, New York	10154
(Address of principal executive offices)	(Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed by The Blackstone Group L.P. (together with its consolidated subsidiaries, “Blackstone”) in its prospectus dated June 21, 2007 relating to its initial public offering of common units representing limited partnership interests, Stephen A. Schwarzman, Blackstone’s Chairman and Chief Executive Officer, owns an airplane that Blackstone uses for business purposes in the course of its operations. In October 2007, the Federal Aviation Administration (the “FAA”) suspended the operating license of the charter company that managed Mr. Schwarzman’s airplane, requiring him to make arrangements with a new charter company. In order for Blackstone’s business use of the airplane to remain in compliance with FAA regulations during the period before arrangements have been made with the new charter company, Blackstone entered into an aircraft time sharing agreement with Mr. Schwarzman on October 18, 2007. Under the time sharing agreement, Mr. Schwarzman will only charge Blackstone for its business use of the airplane the actual direct operating costs of each trip plus an incremental charge equal to 100% of the cost of fuel for the trip. Blackstone believes that these charges will generally be modestly less than the hourly payments made to Mr. Schwarzman by Blackstone under the preexisting arrangements as described in the prospectus, which hourly payments were based on current market rates for chartering private aircraft. Mr. Schwarzman and Blackstone plan to terminate the time sharing agreement and resume the prior arrangements regarding Blackstone’s usage of the airplane as soon as Mr. Schwarzman enters into arrangements with a new charter company, which he currently expects to do within the next 60 days. As previously disclosed in the prospectus, Mr. Schwarzman paid for the purchase of this airplane himself and bears all operating, personnel and maintenance costs associated with its operation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Blackstone Group L.P.

	By:	Blackstone Group Management L.L.C., its general partner

Date: October 24, 2007	By:	/s/ Robert L. Friedman
	Name:	Robert L. Friedman
	Title:	Chief Legal Officer